UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 9, 2020 (December 8, 2020)

VESPER HEALTHCARE ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-39565	85-1908962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1891 West Avenue Bay 2
Miami Beach, FL	33139
(Address of principal executive offices)	(Zip Code)

(786) 216-7037

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Units, each consisting of one share of Class A Common Stock and one-third of one Redeemable Warrant	VSPRU	The Nasdaq Stock Market LLC
Class A Common Stock, par value $0.0001 per share	VSPR	The Nasdaq Stock Market LLC
Warrants, each exercisable for one share of Class A Common Stock at a price of $11.50	VSPRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On December 8, 2020, Vesper Healthcare Acquisition Corp., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Hydrate Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub I”), Hydrate Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Merger Sub II”), LCP Edge Intermediate, Inc., a Delaware corporation and indirect parent of Edge Systems LLC d/b/a The HydraFacial Company (“HydraFacial”), and LCP Edge Holdco, LLC, a Delaware limited liability company (“LCP” and, in its capacity as the stockholders’ representative, the “Stockholders’ Representative”), which provides for, among other things: (i) the merger of Merger Sub I with and into HydraFacial, with HydraFacial continuing as the surviving corporation (the “First Merger”); and (ii) immediately following the First Merger and as part of the same overall transaction as the First Merger, the merger of HydraFacial with and into Merger Sub II, with Merger Sub II continuing as the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). The transactions set forth in the Merger Agreement, including the Mergers, will constitute a “Business Combination” as contemplated by the Company’s Amended & Restated Certificate of Incorporation (the “Company Charter”).

The Merger Agreement and the transactions contemplated thereby were unanimously approved by the Board of Directors of the Company (the “Board”) on December 8, 2020.

The Merger Agreement

Merger Consideration

Pursuant to the Merger Agreement, the aggregate merger consideration payable to the stockholders of HydraFacial will be paid in a combination of stock and cash equal to $975,000,000, subject to adjustments for HydraFacial’s net indebtedness as of the Closing (as defined below), transaction expenses, and net working capital relative to a target (the “Merger Consideration”). The cash consideration will be an amount equal to the Company’s cash and cash equivalents as of the Closing (including proceeds in connection with the Private Placement (as defined below) and the funds in the Company’s trust account), minus HydraFacial’s outstanding indebtedness at the closing, minus transaction expenses of HydraFacial and the Company, minus $100,000,000. However, cash consideration, together with certain contractual fee payments, will be subject to a maximum of 60% of the aggregate Merger Consideration. The remainder of the Merger Consideration will be paid in a number of shares of newly issued Class A common stock of the Company (“Company Common Stock”) valued at $10.00 per share. In addition, the Company will pay off, or cause to be paid off, on behalf of HydraFacial and in connection with the Closing, HydraFacial’s outstanding indebtedness under its existing credit facilities.

In addition to the consideration to be paid at the closing of the transactions contemplated by the Merger Agreement (the “Closing”), the stockholders of HydraFacial may be entitled to receive contingent consideration from the Company of up to $75,000,000, payable in shares of Company Common Stock, based upon revenues of certain identified acquisition targets if such acquisitions are consummated within one year of the Closing.

Representations and Warranties

The parties to the Merger Agreement have made representations and warranties that are customary for transactions of this nature. The representations and warranties of the respective parties to the Merger Agreement will not survive the Closing.

Conditions to Consummation of the Transaction

Each party’s obligations to consummate the Closing are subject to customary conditions, including (i) approval of the transaction by the Company’s stockholders, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Approval”), (iii) the absence of any law or injunction prohibiting the Closing, (iv) the approval for listing on the Nasdaq Capital Market (“Nasdaq”) of the shares of Company Common Stock to be issued pursuant to the Mergers and the Private Placement, (v) the availability of at least an aggregate of $390 million in cash at the Closing, including funds from the Company’s trust account and proceeds from the Private Placement (as defined below), (vi) the Company having at least $5,000,001 of net tangible assets following the exercise of redemption rights by the holders of Company Common Stock in accordance with the Company’s organizational documents, (vii) the accuracy of the other party’s representations, subject to customary materiality qualifications, and (viii) the other party’s material compliance with its covenants under the Merger Agreement.

In addition, the Company’s obligations to consummate the Closing are also subject to the conditions that HydraFacial has not had a Material Adverse Effect (as defined in the Merger Agreement) and that the Company has received certain audited financial statements of HydraFacial as provided in the Merger Agreement.

Covenants

Prior to the Closing, subject to certain exceptions provided in the Merger Agreement, HydraFacial has agreed to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business, including by preserving its goodwill and business relationships, and is also subject to customary restrictions on actions that may be taken during such period, subject to certain exceptions provided in the Merger Agreement.

The Company is also subject to certain limited interim operating covenants and restrictions relating to, among other matters, amendments to its organizational documents, the agreement governing the Company’s trust account and any actions that would materially impede or delay the Closing.

Each of the parties to the Merger Agreement have agreed to use their reasonable best efforts to take all actions necessary, proper or advisable to consummate the Mergers as expeditiously as possible, including obtaining the HSR Approval and any other required governmental approvals or consents. The Company has agreed to file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the transaction as soon as reasonably practicable after the date of the Merger Agreement and, subject to the terms and conditions contained therein, to include in the proxy statement the Board’s recommendation that the Company’s stockholders approve the transactions contemplated by the Merger Agreement, including the amendment and restatement of the Company Charter and the Company’s bylaws as provided in the Merger Agreement.

Concurrently with the Closing, pursuant to the terms of the Merger Agreement, Brian Miller and Doug Schillinger will be appointed as members of the Board.

Termination

The Merger Agreement may be terminated at any time prior to the consummation of the Mergers by mutual written consent of the Company and HydraFacial and in certain other circumstances, including if the transactions have not been consummated by June 8, 2021, or a later date if extended pursuant to the terms of the Merger Agreement (the “Termination Date”), and the delay of the Closing beyond such date is not due to the breach of the Merger Agreement by the party seeking to terminate.

The foregoing description of the Merger Agreement and the transactions contemplated thereby, including the Mergers, does not purport to be complete and is qualified in its entirety by the terms and conditions of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties to the Merger Agreement and are subject to important qualifications and limitations agreed to by the contracting parties in connection with negotiating the Merger Agreement. The Merger Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or any other party to the Merger Agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the respective parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the respective parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to the Company’s investors and security holders. Company investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Private Placement Subscription Agreements

On December 8, 2020 the Company entered into subscription agreements with certain investors (the “PIPE Investors”), pursuant to which the PIPE Investors have agreed to purchase an aggregate of 35,000,000 shares of Company Common Stock in a private placement for $10.00 per share (the “Private Placement”). The proceeds from the Private Placement will be used to partially fund the cash consideration to be paid to the stockholders of HydraFacial at the Closing.

The obligations of the PIPE Investors to consummate each subscription agreement are subject to limited conditions, including the closing of the Mergers.

Each subscription agreement will terminate with no further force and effect (i) upon mutual written agreement of the parties; (ii) upon the termination of the Merger Agreement; or (iii) if the Mergers have not been consummated by the Termination Date. As of the date hereof, the shares of Company Common Stock to be issued in connection with the subscription agreements have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company will, within 30 days after the consummation of the Closing, file with the SEC a registration statement registering the resale of such shares of Company Common Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof. A copy of the form of subscription agreement is attached hereto as Exhibit 10.1, and is incorporated herein by reference, and the foregoing description of the Private Placement is qualified in its entirety by reference thereto.

Investor Rights Agreement

Concurrently with the Closing, the Company and LCP, HydraFacial’s majority stockholder, will enter into an investor rights agreement (the “Investor Rights Agreement”), pursuant to which LCP will have the right to designate a number of directors for appointment or election to the Board as follows: (i) one director for so long as LCP holds at least 10% of the outstanding Company Common Stock, (ii) two directors for so long as LCP holds at least 15% of the outstanding Company Common Stock, and (iii) three directors for so long as LCP holds at least 40% of the outstanding Company Common Stock. Pursuant to the Investor Rights Agreement, for so long as LCP holds at least 10% of the outstanding Company Common Stock, LCP will be entitled to have at least one of its designees represented on the Board’s Compensation Committee and Nominating and Corporate Governance Committee.

A copy of the form of the Investor Rights Agreement is attached hereto as Exhibit F to the Merger Agreement, which is attached hereto as Exhibit 2.1, and is incorporated herein by reference, and the foregoing description of the Investor Rights Agreement is qualified in its entirety by reference thereto.

Sponsor Support Agreement

Concurrently with the execution of the Merger Agreement, the Company, HydraFacial and BLS Investor Group, LLC, the Company’s sponsor (“BLS Investor Group”), entered into a Sponsor Support Agreement (the “Sponsor Support Agreement”), pursuant to which, among other things, BLS Investor Group agreed to vote its shares of Class B common stock of the Company (the “Founder Shares”) and any shares of Company Common Stock it subsequently acquires to approve the transaction and against any inconsistent proposals during the term of the Sponsor Support Agreement, and not to redeem any of its Company Common Stock. The Sponsor Support Agreement will terminate upon the earlier of the Closing, the termination of the Merger Agreement or the Company’s liquidation. The Founder Shares will automatically be converted into shares of Company Common Stock at the Closing pursuant to the Company Charter.

The Sponsor Support Agreement is attached as Exhibit 10.2 hereto and is incorporated herein by reference, and the foregoing description of the Sponsor Support Agreement is qualified in its entirety by reference thereto.

Lock-Up Agreement and Registration Rights Agreement

Concurrently with the Closing, LCP and DW Healthcare Partners IV (B), L.P., a Delaware limited partnership and a minority stockholder of HydraFacial (“DWHP”) will enter into a lock-up agreement (the “Lock-Up Agreement”) and an amended and restated registration rights agreement (the “Registration Rights Agreement”) with the Company and BLS Investor Group, pursuant to which LCP and DWHP will have customary registration rights with respect to shares of Company Common Stock issued as consideration in the Mergers and will agree, subject to limited exceptions, not to transfer such shares for a period of 180 days following the Closing. Pursuant to the Registration Rights Agreement, subject to certain exceptions, BLS Investor Group and its permitted transferees will be required not to transfer their Founder Shares or the Company Common Stock issued upon conversion thereof for a period of one year following the Closing, unless (i) the closing price of the Company Common Stock equals or exceeds $12.00 per share for 20 days out of any 30-trading-day period commencing at least 150 days following the Closing or (ii) the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Company Common Stock for cash, securities or other property. BLS Investor Group and its permitted transferees will also be required, subject to the terms and conditions in the Registration Rights Agreement, not to transfer their Private Placement Warrants (as defined in the Registration Rights Agreement) or shares of Company Common Stock issuable upon the exercise thereof for 30 days following the Closing. If BLS Investor Group distributes such shares to its equityholders, Brent Saunders and Manisha Narasimhan will remain subject to the lockup until the first anniversary of the Closing.

The forms of the Lock-Up Agreement and the Registration Rights Agreement are attached as Exhibits D and E, respectively, to the Merger Agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference, and the foregoing descriptions of the Lock-Up Agreement and the Registration Rights Agreement are qualified in their entirety by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above in Item 1.01 of this Current Report on Form 8-K (this “Current Report”) is incorporated by reference herein. The shares of Company Common Stock to be issued in connection with the Merger Agreement and the transactions contemplated thereby, including the First Merger and the Private Placement, will not be registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Item 7.01 Regulation FD Disclosure.

On December 9, 2020, the Company and HydraFacial issued a press release announcing the execution of the Merger Agreement. The press release is attached hereto as Exhibit 99.1 to this Current Report and incorporated by reference herein. Notwithstanding the foregoing, information contained on the Company’s website and the websites of HydraFacial, LCP, DWHP or any of their affiliates referenced in Exhibit 99.1 or linked therein or otherwise connected thereto does not constitute part of nor is it incorporated by reference into this Current Report.

Attached as Exhibit 99.2 to this Current Report and incorporated by reference herein is the investor presentation dated December 9, 2020 that will be used by the Company with respect to the transactions contemplated by the Merger Agreement.

The Company and HydraFacial management will hold a joint investor audio webcast on December 9, 2020 at 7:00 a.m. (Eastern time) to discuss the proposed transaction. The audio webcast may be accessed by dialing (844) 512-2921 for domestic callers (412) 317-6671 for international callers. Once connected with the operator, please provide the conference ID of “13714087.” A copy of the script for this audio webcast is also furnished as Exhibit 99.3 to this Current Report.

The information in this Item 7.01, including Exhibits 99.1, 99.2 and 99.3, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act or the Exchange Act, regardless of any general incorporation language in such filings. This Current Report will not be deemed an admission as to the materiality of any of the information in this Item 7.01, including Exhibits 99.1, 99.2 and 99.3.

Forward Looking Statements

This Current Report may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The expectations, estimates and projections of the businesses of the Company or HydraFacial may differ from their actual results and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, expectations with respect to future performance of the Company and HydraFacial and anticipated financial impacts of the proposed transaction, the satisfaction of the closing conditions to the proposed transaction and the timing of the completion of the proposed transaction.

These forward-looking statements are not guarantees of future performance, conditions or results, and involve significant risks and uncertainties, that could cause the actual results to differ materially from the expected results. Most of these factors are outside of the control of the Company and HydraFacial and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and the proposed transactions contemplated therein; (2) the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the transactions contemplated by the Merger Agreement, including due to failure to obtain approval of the stockholders of the Company or other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the receipt of an unsolicited offer from another party for an alternative business transaction that could interfere with the proposed transaction; (6) the inability to obtain or maintain the listing of the post-acquisition company’s common shares on Nasdaq following the proposed transaction; (7) the risk that the proposed transaction disrupts current plans and operations of the Company as a result of the announcement and consummation of the proposed transaction; (8) the ability to recognize the anticipated benefits of the proposed transaction, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with customers and suppliers and retain its management and key employees; (9) costs related to the proposed transaction; (10) changes in applicable laws or regulations; (11) the possibility that HydraFacial may be adversely affected by other economic, business, and/or competitive factors; (12) the impact of the continuing COVID-19 pandemic on HydraFacial’s business and (13) other risks and uncertainties indicated from time to time in the final prospectus of HydraFacial, including those under “Risk Factors” therein, and other documents filed or to be filed with the SEC by the Company.

The Company cautions that the foregoing list of factors is not exclusive. You should not place undue reliance upon any forward-looking statements, which speak only as of the date made. HydraFacial and the Company do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Important Information about the Transaction and Where to Find It

In connection with the proposed transaction, the Company intends to file a preliminary proxy statement and a definitive proxy statement with the SEC. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, the amendments thereto, and the definitive proxy statement and documents incorporated by reference therein filed in connection with the proposed transaction, as these materials will contain important information about the Company, HydraFacial and the proposed transaction. When available, the definitive proxy statement will be mailed to the stockholders of the Company as of a record date to be established for voting on the proposed transaction. Stockholders will also be able to obtain copies of the preliminary proxy statement, the definitive proxy statement and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s website at http://www.sec.gov, or by directing a request to: Vesper Healthcare Acquisition Corp., 1819 West Avenue, Bay 2, Miami Beach, FL 33139.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed participants in the solicitation of proxies of the Company’s stockholders with respect to the proposed transaction. A list of those directors and executive officers and a description of their interests in the Company will be filed in the proxy statement for the proposed business combination and available at www.sec.gov. Additional information regarding the interests of such participants will be contained in the proxy statement for the proposed business combination when available.

HydraFacial and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement for the proposed business combination.

No Offer or Solicitation

This Current Report shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed transaction. This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

2.1*	Agreement and Plan of Merger, dated as of December 8, 2020, by and among Vesper Healthcare Acquisition Corp., Hydrate Merger Sub I, Inc., Hydrate Merger Sub II, LLC, LCP Edge Intermediate, Inc. and LCP Edge Holdco, LLC, in its capacity as the Stockholders’ Representative.
10.1	Form of Subscription Agreement.
10.2	Sponsor Support Agreement, dated as of December 8, 2020, by and among Vesper Healthcare Acquisition Corp., BLS Investor Group, LLC and LCP Edge Intermediate, Inc.
99.1	Press Release issued by the Company and HydraFacial on December 9, 2020.
99.2	Investor Presentation of the Company and HydraFacial dated December 9, 2020.
99.3	Script for December 9, 2020 Investor Audio Webcast.

*	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vesper Healthcare Acquisition Corp.

Date: December 9, 2020	By:	/s/ Brenton L. Saunders
	Name:	Brenton L. Saunders
	Title:	Chief Executive Officer